                                                                     EXHIBIT 2.4

                         INTANGIBLE ASSET PURCHASE AGREEMENT
                                     by and among
                            AMERICAN AVIATION INCORPORATED
                               AMERICAN AVIATION L.L.C.
                                         and
                               OMNI GEOPHYSICAL, L.L.C.
                               Dated as of July 1, 1997


               THIS INTANGIBLE ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into on the 6th day of August, 1997 (the "Closing Date") but effective as of July 1, 1997 (the "Effective Date") by and among AMERICAN AVIATION INCORPORATION (the "Seller"), AMERICAN AVIATION L.L.C. (the "Purchaser") and OMNI GEOPHYSICAL, L.L.C. ("Omni"). David Jeansonne, the President of the Seller ("Jeansonne"), joins in the execution of this Agreement for the purposes of making the representations and warranties set forth in Section 3 and agreeing to be bound by the terms of Section 4.2.

                                       RECITALS

               1. The Seller, a Louisiana corporation, has been engaged primarily in an aviation business based in Louisiana with operations on the Gulf Coast (the "Business"). The Purchaser is a Missouri single-member limited liability company, qualified to do business in Louisiana, which is wholly owned by Omni, a Louisiana limited liability company.

               2. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the intangible assets of Seller listed and more fully described on Schedule 1.1 of this Agreement.

               3. The sale of the intangible assets by the Seller and the purchase by the Purchaser are subject to the terms and conditions of this Agreement.

               In consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, the Seller, the Purchaser and Omni agree as follows:

                                      SECTION 1
                        PURCHASE AND SALE OF INTANGIBLE ASSETS
                               BY PURCHASER AND SELLER

               1.1 Sale of the Intangible Assets. Subject to the terms and conditions of this Agreement, on the Closing Date but effective as of the Effective Date, the Seller hereby assigns, transfers, and delivers to the Purchaser, free and clear of all title defects, objections, liens, pledges, claims, rights of first refusal, options, charges, security interests, mortgages, or other encumbrances of any nature whatsoever (collectively, "Encumbrances"), the intangible assets described on Schedule 1.1 (collectively, the "Assets").

               1.2 Conveyance Instruments. In order to effect the purchase and sale of the Assets as contemplated by this Section 1, the Seller has, or will hereafter, execute and deliver, or cause to be executed and delivered, all such documents or instruments of assignment, transfer, or conveyance, in each case dated as of the Effective Date (collectively, the "Conveyance Instruments"), as the parties and their respective counsel shall reasonably deem necessary or appropriate to vest in or confer title to the Assets to the Purchaser.

               1.3 Purchase Price. The total consideration for the purchase of the Assets (the "Purchase Price") is as follows:

               (a) Five Hundred Thousand and no/100 dollars ($500,000.00) cash, to be paid at the Closing; plus

               (b) A promissory note bearing interest at the rate of 8% per annum, in the form attached hereto as Exhibit 1.3(b) (the "Promissory Note") in a principal amount of One Million dollars ($1,000,000.00). Omni will guarantee payment of the Promissory Note.

               1.4 Allocation of Purchase Price. The Seller and Purchaser hereby agree that the Purchase Price described in Section 1.3 hereof shall be allocated among the Assets in accordance with an allocation set forth in a document to be annexed hereto as Schedule 1.4.


                                      SECTION 2
                         EVENTS OCCURRING ON THE CLOSING DATE

               2.1 Deliveries by the Seller. Simultaneously with the execution hereof, the Seller has delivered to the Purchaser the following:

               (a) The Conveyance Instruments to effect the sale of the Assets to the Purchaser, such Conveyance Instruments to be those reasonably deemed necessary by, and in form and substance satisfactory to, counsel to the Purchaser;

               (b) An opinion of legal counsel to the Seller as to the due incorporation, existence and good standing of the Seller, its qualification to do business in Louisiana and any Material Jurisdictions (as defined in Section 3.3 hereof), its power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and such other matters as shall be reasonably requested by the Purchaser.

               2.2 Deliveries by the Purchaser. Simultaneously with the execution hereof, the Purchaser has delivered to the Seller the following:

               (a) The cash portion of the Purchase Price by wire transfer of immediately available funds to the account of American Aviation, Inc., c/o First National Bank of Commerce, New Orleans, LA, ABA #065000029,
          Credit: FNB Lafayette, Further Credit: American Aviation Incorporated, Account # __________;

               (b)  The Promissory Note;


                                      SECTION 3
              REPRESENTATIONS AND WARRANTIES OF THE SELLER AND JEANSONNE

               In consideration of the receipt of the Purchase Price and the other covenants undertaken by Purchaser under this Agreement, the Seller and Jeansonne hereby jointly and severally represent and warrant to the Purchaser that:

               3.1 Capitalization and Ownership. The authorized capital stock of the Seller consists of 1,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of such common stock have been duly authorized and are duly and validly issued and outstanding, fully paid and non-assessable; and 900 shares are owned by David A. Jeansonne and 100 shares are owned by R. Patrick Morris, free and clear of all liens, encumbrances, pledges, adverse claims or defects in title. There are no outstanding warrants, options, rights, calls or other commitments of any nature relating to any share of capital stock of the Seller, and there are no outstanding securities or debt obligations of the Seller convertible into shares of capital stock of the Seller.

               3.2  Organization.

               (a) The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana, with the corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

               (b) The copy of the Articles of Incorporation and all amendments thereto of the Seller, as certified by the Secretary of State of the State of Louisiana, and the Bylaws, as amended to date, of the Seller, as certified by its Secretary and delivered to the Purchaser, are true, complete, and correct copies of the respective Articles of Incorporation and Bylaws, as amended and currently in effect, of the Seller.

               3.3 Qualification. The Seller is licensed or qualified to do business as a foreign corporation and is in good standing in the jurisdictions in which it conducts its business (except where the failure to so qualify would not have a material adverse effect on the business or financial condition of the Business taken as a whole) (the "Material Jurisdictions"). There are no such Material Jurisdictions.

               3.4 Authority. The Seller has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and shareholders of the Seller; no other corporate proceedings on the part of the Seller or any other person or entity, whether pursuant to the Articles of Incorporation or Bylaws of the Seller or by law or otherwise, are necessary to authorize the Seller to enter into this Agreement, or to consummate the transactions contemplated hereby; and this Agreement is the legal, valid, and binding obligation of the Seller (and Jeansonne, as the case may be). This Agreement has been duly executed and delivered by the Seller and Jeansonne and constitutes a valid and binding obligation of the Seller and Jeansonne, enforceable against both the Seller and Jeansonne in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought, and (iii) rights to indemnification hereunder may be limited under applicable securities laws.

               3.5 No Violations. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby:

               (a) Requires any filing or registration with, or consent, authorization, approval, or Permit (as defined in Schedule 1.1 of this Agreement) of, any governmental or regulatory authority on the part of the Seller;

               (b) Violates or will violate (i) any order, writ, injunction, judgment, decree, or award of any court or governmental or regulatory authority or (ii) to the knowledge of the Seller, violates or will violate any laws (statutory or otherwise), ordinances, rules, regulations, bylaws, and codes of any governmental and regulatory authorities, whether federal, state, or local, to which the Seller or any of its properties or assets are subject;

               (c) Violates or will violate, or conflicts with or will conflict with, any provision of, or constitutes a default under, the Articles of Incorporation or Bylaws of the Seller; or

               (d) (i) violates or breaches or constitutes a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or give rise to a right to terminate, any mortgage, contract, agreement, deed of trust, license, lease, or other instrument, arrangement, commitment, obligation, understanding, or restriction of any kind to which the Seller is a party or by which its properties may be bound, or (ii) will cause, or give any person grounds to cause, to be accelerated (with notice or lapse of time or both) the maturity of, or will increase, any liability or obligation of the Seller.

               3.6  Title to Properties; Encumbrances.

               (a) The Seller has good and marketable title to all of the Assets, free and clear of all Encumbrances. As a result of the delivery to the Purchaser of the Conveyance Instruments, all of the Assets are owned by the Purchaser free and clear of all Encumbrances, except encumbrances created by the Purchaser (whether or not arising from the transactions contemplated hereby).

               (b) The Seller has incurred no indebtedness or liabilities which may bear against the Assets.

               3.7  Leases.

               (a) The Seller has delivered or made available to the Purchaser a copy of each lease pursuant to which the Seller leases real or personal property (collectively, the "Leases"), each of which is true and complete. Each of the Leases is transferable, and all of the Seller's rights under any such Leases are hereby transferred to the Purchaser, free and clear of all Encumbrances.

               (b) Each of the Leases is in full force and effect in accordance with its terms, no Lease has been modified or amended in writing, and the Seller has not received any written notice of any breach or default with respect to a Lease.

               3.8  Patents, Trademarks, and Similar Rights.

               (a)  (i)    American has the sole and exclusive right to use the
          Intangible Property (as defined in Schedule 1.1 of this Agreement), and the consummation of the transactions contemplated by this Agreement and the Intangible Asset Purchase Agreement will not alter or impair any such rights and will result in the Purchaser having the sole and exclusive right to use all such Intangible Property used in the Business;

                    (ii) American has the right to use all Intangible Property which is currently used by the Seller in connection with the Business either as provided in clause (i) above or as licensed or authorized by others, and the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights and will result in the Purchaser having the right to use all such Intangible Property to the same extent it is currently used in the Business;

                    (iii) No claims have been asserted by any person or entity for the use of any such Intangible Property or challenging or questioning the validity or effectiveness of any such license or agreement, and the Seller has no knowledge of any valid basis for any such claim;

                    (iv) To the knowledge of the Seller, the use of such Intangible Property by the Seller does not infringe on the rights of any person or entity and no proceedings have been instituted, are pending, or, to the best of the Seller's knowledge, have been threatened that challenge the rights of the Seller in respect thereof; and

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                    (v)    None of the Seller's Intangible Property rights, to
          the best of the Seller's knowledge, are being infringed by the products, activities, operations, trade names, trademarks, service marks, trade dress rights or copyrights of any other person or persons and none are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof.

               3.9 Personnel. The Seller's relationship with its respective employees is good and the Seller has no knowledge of any facts which would indicate that the Seller's employees will not continue in its employ on a basis acceptable to the Purchaser following the Closing. The Seller's workforce is well trained and experienced in the Business.

               3.10 Customers and Suppliers. Since January 1, 1997, there has not been any adverse change in the business relationship of the Seller with any customer, distributor, or supplier that is material to the business or financial condition of the Business taken as a whole. To the knowledge of the Seller, no customer or supplier of the Seller will cease to do business with the Business after the consummation of the transactions contemplated hereby, which cessation would have a material adverse effect on the business, operations or financial condition of the Business. The Seller has not experienced any difficulties in obtaining any inventory, supplies, equipment or other items necessary to the operation of its business, and, to the knowledge of the Seller, no such shortage of supply of inventory, supplies, equipment or other items is threatened or pending.

               3.11 No Breach. The Seller is not in breach of, and there does not exist any default or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which, with the giving of notice or the lapse of time or both, would become a breach or default, and there is no basis for any valid claim of a default in any respect with regard to any contracts or agreements which may be affected by the execution of this Agreement, and the Seller has used its best efforts to secure the consents (where such consents are necessary) of the other parties to any agreements affected hereby, to the consummation of the transactions contemplated by this Agreement.

               3.12 Consents, Permits, Etc. No consent, approval, governmental filing, authorization, or Permit from any person or entity, including any court, administrative agency, or other governmental authority, is necessary to the consummation of the transactions contemplated by this Agreement, except for the approval of the Federal Aviation Administration ("FAA") of the transfer of the Certificate as defined in Schedule 1.1 of this Agreement.

               3.13 Assets Necessary to Business. As a result of the transactions effected hereby and the transactions effected pursuant to the Exchange Agreement, dated as of even date herewith, between the Purchaser, the Seller and Omni, the Purchaser (a) will have title to, or a valid leasehold interest in, all assets and properties relating to the Business; (b) will possess valid consents, authorizations, approvals, and Permits relating to the Business; and (c) will be party to all agreements, in each case necessary to permit the Purchaser to continue to carry on the Business substantially as currently conducted, specifically including without limitation any required consents, authorizations, approvals or Permits of the FAA relating to the Business.

                                      SECTION 4
                     COVENANTS; REPRESENTATIONS; INDEMNIFICATION

               4.1  Consents, Permits, Etc.

               (a) The Seller (i) has maintained in full force and effect and renewed, when required, all Permits, and (ii) has obtained all consents, approvals, governmental filings, authorizations, and Permits necessary to (A) the consummation of the transactions contemplated by this Agreement, and (B) the continued conduct of the Business by the Purchaser after the Closing Date as it is currently conducted by the Seller, and delivers herewith to the Purchaser copies of each such consent, approval, governmental filing, authorization, and Permit, including any required required consents, authorizations, approvals or Permits of the FAA relating to the Business.

               (b) In the event and to the extent that any of the contracts, leases, agreements, Permits, plans, commitments, purchase orders, or other binding arrangements relating to the Assets (in this Section 4.1(b) called "Commitments") cannot be assumed by or assigned to the Purchaser (pursuant to the Exchange Agreement) or sold to the Purchaser (pursuant to this Agreement) without the consent of another party, and such consent has not been obtained as of the Closing Date, the Seller and the Purchaser each agrees to cooperate with the other in any reasonable arrangement designed to enable the Seller to perform its obligations under, and to provide for the Purchaser the benefits of, any such Commitments as of the Effective Date, including enforcement at any cost, and for the account of the Purchaser, of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. The Seller will promptly pay to the Purchaser when received all monies received by the Seller under any such Commitments.

               (c) In the event and to the extent that any of the contracts, leases, agreements, Permits, plans, commitments, purchase orders, or other binding arrangements relating to the Assets (in this Section 4.1(c) called "Licenses") cannot be assumed by or assigned to the Purchaser (pursuant to the Exchange Agreement) or sold to the Purchaser (pursuant to this Agreement) without the consent of a court, administrative agency, or other governmental authority, specifically including without limitation the FAA, and such consent has not been obtained as of the Closing Date, the Seller and the Purchaser each agrees to cooperate with the other in any reasonable arrangement designed to enable the Seller to continue to operate and perform under, and to provide for the Purchaser the benefits of, any such Licenses and the operations thereunder as of the Effective Date, at no cost to the Purchaser and for the account of the Purchaser, until such time as the consent to the transfer of such Licenses to the Purchaser and the Purchaser's right to operate thereunder can be obtained. The Seller will promptly pay to the Purchaser when received all monies received by the Seller from its operations under any such Licenses.

               4.2  Survival; Indemnification.

               (a) The representations and warranties of the parties hereto contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing Date and shall extend without limit as to time. The covenants and agreements of the parties hereto contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing Date in accordance with their terms.

               (b) The Seller and Jeansonne and their successors and assigns (each an "Indemnitor"), jointly and severally, hereby agree to indemnify each the Purchaser and Omni against and agree to hold it harmless from any and all damage, loss, liability, and expense (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses in connection with any action, suit, proceeding, claim, investigation, or other loss) (a "Loss") incurred or suffered by the Purchaser or Omni arising out of or relating to:

                    (i) Any breach of any covenant or agreement or any inaccuracy or omission in any representation or warranty made by the Seller or Jeansonne pursuant to this Agreement;

                    (ii) Claims by third parties in connection with the sale by the Seller of the Assets to the Purchaser; and

                                      SECTION 5
                               MISCELLANEOUS PROVISIONS

               5.1 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto.

               5.2 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement, or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written Instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 6.2, with appropriate notice in accordance with Section 5.9 of this Agreement.

               5.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties, any successors and permitted assigns, any rights, remedy, or claim under or by reason of this Agreement or any provisions herein contained.

               5.4 Expenses, Transfer Taxes, Etc. Whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses (including all fees of counsel, actuaries, accountants and other experts) incurred by any party in connection with the negotiation and execution of this Agreement shall be borne by such party.

               5.5 Further Assurances. From time to time, at the request of the Seller or the Purchaser and without further consideration, each party, at its own expense, will execute and deliver such other documents, and take such other action, as the Seller or the Purchaser may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Purchaser good and marketable title to the Assets. The Seller hereby constitutes and appoints, effective as of the Effective Date, the Purchaser and its successors and permitted assigns as the true and lawful attorney of the Seller with full power of substitution in the name of the Purchaser or in the name of the Seller, but for the benefit of the Purchaser, to collect for the account of the Purchaser any items of Assets and to institute and prosecute all proceedings that the Purchaser may in its reasonable discretion deem proper in order to assert or enforce any right, title, or interest in, to, or under the Assets, and to defend or compromise any and all action, suits, or proceedings in respect of the Assets. The Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

               5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana (without regard to its conflicts of law doctrines).

               5.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

               5.8 Publicity. Neither of the parties will make any disclosure of the transactions contemplated by this Agreement, or any discussions in connection therewith, without the prior written consent of each of the other parties. The preceding sentence shall not apply to any disclosure required to be made by Law or the regulations of any stock exchange(s) as reasonably determined by counsel to the party determining that such disclosure is required, except that such party, whenever practicable, shall be required to consult with the other party concerning the timing and content of such disclosure before making it.

               5.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               If to the Seller:

               American Aviation Incorporated
               301 Shepard Drive
               Lafayette, Louisiana  70508
               Attention: David Jeansonne, President

               with a copy to:

               Ted W. Hoyt, Esq.
               P.O. Box 3263
               Lafayette, Louisiana  70502


               If to the Purchaser:

               American Aviation L.L.C.
               4484 Interstate 49, North
               Lafayette, Louisiana  70520
               Attention: Roger Thomas


               If to Omni:

               Omni Geophysical, L.L.C.
               4484 Interstate 49, North
               Lafayette, Louisiana  70520
               Attention: Roger Thomas, Manager

               with a copy to:

               Advantage Capital Companies
               909 Poydras, Suite 2230
               New Orleans, Louisiana 70112
               Attention: Steven T. Stull

               5.10 Specific Performance. Each of the parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party's right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

               5.11 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               5.12 Entire Agreement. This Agreement, including the exhibits, schedules, and other documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

               5.13 Severability. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

               5.14 Schedules and Exhibits. All Schedules and Exhibits attached hereto are hereby incorporated in and made a part as if set forth in full herein.

                  [Remainder of this page left blank intentionally]

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                   AMERICAN AVIATION, INC.


                                   By:  /s/  David Jeansonne
                                        ------------------------------------
                                        David Jeansonne, President


                                   AMERICAN AVIATION L.L.C.

                                   By:  OMNI GEOPHYSICAL, L.L.C.
                                   Its Sole Member


                                   By:  /s/  David Jeansonne
                                        ------------------------------------
                                        David Jeansonne, Manager


                                   By:  /s/  Roger E. Thomas
                                        ------------------------------------
                                        Roger E. Thomas, Manager


                                   OMNI GEOPHYSICAL, L.L.C.


                                   By:  /s/  David Jeansonne
                                        ------------------------------------
                                        David Jeansonne, Manager


                                   By:  /s/  Roger E. Thomas
                                        ------------------------------------
                                        Roger E. Thomas, Manager


                                   /s/  David Jeansonne
                                   -----------------------------------------
                                   David Jeansonne, individually (joining in
                                   the execution of this Agreement for the
                                   purposes set forth in the first paragraph
                                   hereof)